                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces Third Quarter 2025 Results
Continued year-over-year sales growth driven by aerospace & defense
Record aerospace & defense sales of $793 million, representing 70% of Q3 2025 sales
Strong margin performance in HPMC and AA&S segments
Raising full year ranges for adjusted earnings and cash flow guidance
Third Quarter 2025 GAAP Financial Results
◦     Sales of $1.13 billion, up 7% year-over-year, driven by a 21% aerospace & defense increase
◦     Net income attributable to ATI of $110 million, up 33% year-over-year
◦     Earnings per share of $0.78 compared to $0.57 per share in the third quarter 2024
Third Quarter 2025 Non-GAAP Financial Information*
◦Adjusted net income attributable to ATI* of $119 million, up 39% year-over-year
◦Adjusted earnings per share* of $0.85, compared to $0.60 per share in the third quarter 2024
◦Adjusted EBITDA* of $225 million, an increase of 21% year-over-year
◦Adjusted EBITDA* as a percentage of sales of 20.0%, compared to 17.7% in the third quarter 2024
Guidance
The Company is providing fourth quarter and updated full year 2025 guidance in the table below.

	Current Guidance		Prior Guidance
	Q4 2025	Full Year 2025	Full Year 2025
Adjusted EBITDA**	$221M - $231M	$848M - $858M	$810M - $840M

Adjusted Earnings Per Share**	$0.84 - $0.90	$3.15 - $3.21	$2.90 - $3.07

Adjusted Free Cash Flow**		$330M - $370M	$270M - $350M

Capital expenditures		$260M - $280M	$260M - $280M
* Reconciliations of the reported information under accounting principles generally accepted in the United States (GAAP) to non-GAAP financial measures are included in accompanying financial tables. Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.
** Detailed reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not available without unreasonable effort due to the complexity of the excluded components.

DALLAS, TX--(PR Newswire)--October 28, 2025--ATI Inc. (NYSE: ATI) reported third quarter 2025 results, with sales of $1.13 billion and net income attributable to ATI of $110.0 million, or $0.78 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q3 2025	Q2 2025	Change	Q3 2024	Change

Sales	$1,125.5	$1,140.4	(1)%	$1,051.2	7%
Net income attributable to ATI	$110.0	$100.7	9%	$82.7	33%
Earnings per share	$0.78	$0.70	11%	$0.57	37%
Non-GAAP information*
Adjusted net income attributable to ATI*	$119.4	$106.4	12%	$85.9	39%
Adjusted earnings per share*	$0.85	$0.74	15%	$0.60	42%
ATI adjusted EBITDA*	$225.1	$207.7	8%	$185.7	21%
GAAP earnings per share for the third quarter 2025 were $0.78 and adjusted earnings per share* were $0.85. Net income attributable to ATI was $110.0 million and ATI adjusted EBITDA* was $225.1 million, or 20.0% of sales. Third quarter 2025 adjusted results exclude pre-tax charges of $12.9 million for special items and a $1.1 million gain on the sale of a non-core business previously reported in the HPMC segment. The after-tax impact of these special items was a charge of $9.4 million, or $0.07 per share.

Second quarter 2025 adjusted results exclude pre-tax charges of $7.4 million for special items. The after-tax impact of these special items was a charge of $5.7 million, or $0.04 per share. Third quarter 2024 adjusted results exclude pre-tax charges of $4.3 million for special items. The after-tax impact of these special items was a charge of $3.2 million, or $0.03 per share. The Non-GAAP tables included within this release provide the reconciliations of the GAAP to Non-GAAP financial measures and additional details on the special items noted above.

“We exceeded our guidance in the third quarter, delivering strong adjusted earnings and operating cash flow performance. We continue to see positive demand signals in our core markets, as our customers ramp to achieve their growth targets. We are well-positioned to grow our defense-related business through an expanding mix of highly differentiated products critical to the U.S. and our allies,” said Kimberly A. Fields, President and CEO. “Our outstanding performance, contractual positions and steady demand give us the confidence to raise the full-year ranges of our adjusted earnings and cash flow guidance.

“We continue to drive efficiencies in working capital with the goal of maximizing free cash flow,” said Fields. “Our year-to-date operating cash flow of $299 million reflects an improvement of $273 million compared to last year. This performance enabled us to support our growth while continuing to return capital to shareholders. During the third quarter, we repurchased $150 million of our stock, bringing our total 2025 share repurchases to $470 million.” said Fields.

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q3 2025	Q2 2025	Q3 2024
Sales	$602.9	$608.8	$552.4

Segment EBITDA*	$145.8	$144.0	$123.2
% of Sales	24.2%	23.7%	22.3%

•HPMC’s third quarter 2025 sales decreased $5.9 million, or 1%, compared to second quarter 2025, primarily due to a forging contract renewal that changed from a materials purchase structure to a conversion services structure, reducing third quarter revenue by $10 million. Aerospace & defense sales represented 92% of total HPMC sales in both the third and second quarters of 2025.
•Third quarter 2025 sales improved 9% compared to third quarter 2024, including a negative impact of $9 million due to the first quarter 2025 disposition of certain non-core operations in Europe and $10 million due to the forging contract renewal noted above. Aerospace & defense sales increased 17% on a year-over-year basis due to strong demand for commercial jet engine and defense products, which was partially offset by lower sales to the medical and specialty energy markets.
•HPMC third quarter 2025 segment EBITDA* was $145.8 million, or 24.2% of sales. The sequential increase in margins was primarily due to favorable sales mix and pricing of specialty alloys. Also, second quarter 2025 margin benefited from the recognition of $4.4 million of previously deferred employee retention credits.
•HPMC third quarter 2024 segment EBITDA* was $123.2 million, or 22.3% of sales, which included a benefit of $2.9 million for the recognition of previously deferred employee retention credits.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q3 2025	Q2 2025	Q3 2024
Sales	$522.6	$531.6	$498.8

Segment EBITDA*	$90.4	$76.7	$73.6
% of Sales	17.3%	14.4%	14.8%

•AA&S third quarter 2025 sales decreased $9 million, or 2%, compared to the second quarter 2025, primarily due to lower sales of industrial and specialty energy products. These decreases were partially offset by higher sales in the aerospace & defense sale markets due to increased demand for both commercial aerospace and defense products. Aerospace & defense sales were 46% of total AA&S sales in the third quarter of 2025.
•Third quarter 2025 sales increased $23.8 million, or 5%, compared to the prior year quarter, primarily due to a 34% increase in aerospace & defense sales. This increase was partially offset by lower sales of industrial and specialty energy products.
•AA&S third quarter 2025 segment EBITDA* was $90.4 million, or 17.3% of sales. The sequential increase in margins was primarily due to improved sales mix and pricing of exotic alloys. Second quarter 2025 margin benefited from the recognition of $2.6 million of previously deferred employee retention credits.
•AA&S third quarter 2024 segment EBITDA* was $73.6 million, or 14.8% of sales, which included a benefit of $1.9 million for the recognition of previously deferred employee retention credits.

Corporate Items and Cash
•Restructuring and other charges:
◦Third quarter 2025: $12.9 million includes pre-tax charges consisting of $7.2 million of start-up and transaction-related costs, $3.6 million of transformation-related costs, and $2.5 million of losses on the sale of customer accounts receivable, partially offset by credits of $0.4 million due to a reduction in severance-related reserves for our previous European restructuring.
◦Second quarter 2025: $7.4 million includes pre-tax charges consisting of $7.1 million of start-up and transaction-related costs and $1.6 million of losses on the sale of customer accounts receivable, partially offset by credits of $1.3 million due to a reduction in severance-related reserves for a previous restructuring in our AA&S segment.
◦Third quarter 2024: $4.3 million includes pre-tax charges primarily for start-up and transaction-related costs.
•Third quarter 2025 includes a $1.1 million gain from the sale of a non-core business previously reported in the HPMC segment.
•Corporate expenses in the third quarter 2025 were $15.6 million, compared to $15.4 million in the second quarter 2025, and $13.4 million in the prior year quarter. The increase compared to third quarter 2024 was primarily due to higher incentive compensation costs.
•Closed operations and other income/expense was income of $4.5 million in the third quarter 2025 compared to income of $2.4 million in the second quarter 2025, and income of $2.3 million in the prior year quarter. Third quarter 2025 included a $10.5 million gain from the sale of oil & gas rights. Second quarter 2025 benefited from foreign exchange gains of $1.8 million and a favorable bankruptcy settlement related to an insurance claim of $1.1 million. Third quarter 2024 included a $3.7 million gain from the sale of oil & gas rights.
•Third quarter 2025 results included a $31.0 million income tax provision, or an effective rate of 21.4%, which was slightly lower than the second quarter 2025 effective tax rate of 22.0%. Third quarter 2024 results include a $28.3 million income tax provision, or an effective tax rate of 24.6%.
•Cash provided by operating activities was $230 million and $299 million for the third quarter and year-to-date 2025 periods, respectively. Capital expenditures for the third quarter 2025 were $63 million.
•Managed working capital as a percent of annualized sales was 36.4% at the end of third quarter 2025, which decreased slightly from 36.5% at the end of second quarter 2025.
•In the third quarter 2025, the Company repurchased $150 million of its common stock at an average price per share of $76.07, retiring approximately 2.0 million shares. As of the end of the third quarter 2025, total share repurchase authorization remaining was $120 million.

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ATI will conduct a conference call with investors and analysts on Tuesday, October 28, 2025, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 29, 2024, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	September 28,	June 29,	September 29,	September 28,	September 29,
	2025	2025	2024	2025	2024

Sales	$1,125.5	$1,140.4	$1,051.2	$3,410.3	$3,189.4

Cost of sales	870.2	897.9	826.4	2,676.7	2,539.8
Gross profit	255.3	242.5	224.8	733.6	649.6

Selling and administrative expenses	94.6	82.8	82.4	262.4	253.3
Restructuring (credits) charges	(0.4)	(1.3)	0.5	(1.7)	(1.2)
(Gain) loss on asset sales and sales of businesses, net	(1.3)	—	(0.3)	2.6	(2.5)
Operating income	162.4	161.0	142.2	470.3	400.0
Nonoperating retirement benefit expense	(3.9)	(4.1)	(3.7)	(11.9)	(11.1)
Interest expense, net	(26.1)	(25.4)	(28.0)	(74.5)	(83.0)
Other income, net	12.2	1.8	4.4	15.5	5.2
Income before income taxes	144.6	133.3	114.9	399.4	311.1
Income tax provision	31.0	29.3	28.3	81.3	70.5
Net income	$113.6	$104.0	$86.6	$318.1	$240.6
Less: Net income attributable to noncontrolling interests	3.6	3.3	3.9	10.4	9.9
Net income attributable to ATI	$110.0	$100.7	$82.7	$307.7	$230.7

Basic net income attributable to ATI per common share	$0.80	$0.72	$0.64	$2.21	$1.82

Diluted net income attributable to ATI per common share	$0.78	$0.70	$0.57	$2.16	$1.61

ATI Inc.
Selected Financial Data
(Unaudited, dollars in millions)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	September 28,	June 29,	September 29,	September 28,	September 29,
	2025	2025	2024	2025	2024
Sales:
High Performance Materials & Components	$602.9	$608.8	$552.4	$1,795.8	$1,644.3
Advanced Alloys & Solutions	522.6	531.6	498.8	1,614.5	1,545.1
Total external sales	$1,125.5	$1,140.4	$1,051.2	$3,410.3	$3,189.4

Segment EBITDA(a):
High Performance Materials & Components	$145.8	$144.0	$123.2	$420.8	$334.6
% of Sales	24.2%	23.7%	22.3%	23.4%	20.4%
Advanced Alloys & Solutions	90.4	76.7	73.6	250.5	232.9
% of Sales	17.3%	14.4%	14.8%	15.5%	15.1%

Corporate, Closed Operations and Other (income) expense(b):
Corporate expense	$15.6	$15.4	$13.4	$48.4	$49.9
Closed operations and other (income) expense	(4.5)	(2.4)	(2.3)	(4.5)	(1.7)
Total Corporate, Closed Operations and Other expense	$11.1	$13.0	$11.1	$43.9	$48.2

Depreciation & Amortization:
High Performance Materials & Components	$21.2	$20.9	$18.6	$61.8	$52.8
Advanced Alloys & Solutions	19.7	19.1	18.2	58.3	54.5
Other	1.7	1.6	1.7	4.9	5.1
Total depreciation & amortization	$42.6	$41.6	$38.5	$125.0	$112.4

Percentage of Total ATI Sales(c):
Nickel-based alloys and specialty alloys	44%	48%	46%	47%	45%
Precision forgings, castings and components	22%	21%	20%	21%	19%
Titanium and titanium-based alloys	19%	17%	17%	18%	18%
Zirconium and related alloys	9%	9%	8%	9%	9%
Precision rolled strip products	6%	5%	9%	5%	9%
Total	100%	100%	100%	100%	100%

(a) The Company’s Chief Operating Decision Maker (“CODM”) utilizes the Segment EBITDA as a key metric to evaluate segment performance. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, unallocated corporate expenses, closed operations and other income (expense). See the company’s Form 10-Q for the reconciliation of Segment EBITDA to Income before taxes.

(b) Amounts exclude depreciation & amortization expense.

(c) Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	September 28,	December 29,
	2025	2024
ASSETS

Current Assets:
Cash and cash equivalents	$372.2	$721.2
Accounts receivable, net of allowances for doubtful accounts	709.9	709.2
Short-term contract assets	94.3	75.6
Inventories, net	1,405.6	1,353.0
Prepaid expenses and other current assets	77.8	86.0
Total Current Assets	2,659.8	2,945.0

Property, plant and equipment, net	1,853.2	1,776.9
Goodwill	225.2	227.2
Other assets	264.5	281.5

Total Assets	$5,002.7	$5,230.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$493.5	$609.1
Short-term contract liabilities	159.2	169.4
Short-term debt and current portion of long-term debt	191.7	180.4
Other current liabilities	218.7	249.6
Total Current Liabilities	1,063.1	1,208.5

Long-term debt	1,715.2	1,714.9
Accrued postretirement benefits	153.6	164.3
Pension liabilities	35.1	37.2
Other long-term liabilities	209.9	150.5
Total Liabilities	3,176.9	3,275.4

Total ATI stockholders' equity	1,707.0	1,850.4
Noncontrolling interests	118.8	104.8
Total Equity	1,825.8	1,955.2

Total Liabilities and Equity	$5,002.7	$5,230.6

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year-To-Date Period Ended
	September 28,	September 29,
	2025	2024

Operating Activities:
Net income	$318.1	$240.6

Depreciation and amortization	125.0	112.4
Share-based compensation	22.3	26.6
Deferred taxes	36.5	56.5
Net gain from disposal of property, plant and equipment	(10.6)	(6.0)
Net loss on sales of businesses	2.6	—
Changes in operating assets and liabilities:
Inventories	(57.5)	(198.4)
Accounts receivable	1.7	(111.3)
Accounts payable	(94.4)	20.2
Retirement benefits	(6.0)	(7.9)
Accrued liabilities and other	(39.2)	(106.4)
Cash used in operating activities	298.5	26.3
Investing Activities:
Purchases of property, plant and equipment	(187.9)	(191.8)
Proceeds from disposal of property, plant and equipment	10.9	10.6
Proceeds from sales of businesses, net of transaction costs	21.2	—
Other	6.8	3.0
Cash used in investing activities	(149.0)	(178.2)
Financing Activities:
Payments on long-term debt and finance leases	(24.2)	(21.9)
Net borrowings (payments) under credit facilities	11.3	(5.1)
Receipt of convertible note capped call	—	76.1
Purchase of treasury stock	(470.0)	(190.0)
Taxes on share-based compensation and other	(29.7)	(25.3)
Cash used in financing activities	(512.6)	(166.2)
Effect of exchange rate changes on cash and cash equivalents	14.1	—
Less: Cash held for sale	—	(19.2)
Decrease in cash and cash equivalents	(349.0)	(337.3)
Cash and cash equivalents at beginning of period	721.2	743.9
Cash and cash equivalents at end of period	$372.2	$406.6

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended						Fiscal Year-To-Date Period Ended
	September 28,		June 29,		September 29,		September 28,		September 29,
	2025		2025		2024		2025		2024
Market
Aerospace & Defense:
Jet Engines- Commercial	$433.6	38%	$447.8	39%	$365.9	35%	$1,302.8	38%	$1,029.9	32%
Airframes- Commercial	197.7	18%	195.2	17%	180.8	17%	598.7	18%	581.7	18%
Defense	161.4	14%	118.8	11%	107.1	10%	407.4	12%	341.8	11%
Total Aerospace & Defense	792.7	70%	761.8	67%	653.8	62%	2,308.9	68%	1,953.4	61%

Specialty Energy	53.9	5%	63.5	6%	69.9	7%	167.9	5%	202.6	6%
Electronics	48.4	4%	43.7	4%	49.1	5%	131.7	4%	142.8	4%
Medical	30.9	3%	38.9	3%	53.1	5%	112.2	3%	173.9	6%
Other Core Markets	133.2	12%	146.1	13%	172.1	17%	411.8	12%	519.3	16%

Core End Markets	925.9	82%	907.9	80%	825.9	79%	2,720.7	80%	2,472.7	77%

Automotive	61.3	6%	64.8	6%	63.8	6%	186.7	5%	190.6	6%
Conventional Energy	56.8	5%	92.9	8%	72.6	7%	271.5	8%	241.2	8%
Construction/Mining	36.8	3%	33.3	3%	41.8	4%	103.0	3%	113.2	4%
Other	44.7	4%	41.5	3%	47.1	4%	128.4	4%	171.7	5%
Industrial Markets	$199.6	18%	$232.5	20%	$225.3	21%	$689.6	20%	$716.7	23%

Total	$1,125.5	100%	$1,140.4	100%	$1,051.2	100%	$3,410.3	100%	$3,189.4	100%

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year-To-Date Period Ended
	September 28,	June 29,	September 29,	September 28,	September 29,
	2025	2025	2024	2025	2024
Numerator for Basic net income per common share -
Net income attributable to ATI	$110.0	$100.7	$82.7	$307.7	$230.7
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	—	—	1.7	—	6.0
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$110.0	$100.7	$84.4	$307.7	$236.7

Denominator for Basic net income per common share -
Weighted average shares outstanding	137.0	139.8	128.7	139.5	126.5
Effect of dilutive securities:
Share-based compensation	3.5	3.3	3.7	3.1	3.1
3.5% Convertible Senior Notes due 2025	—	—	14.4	—	17.3
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	140.5	143.1	146.8	142.6	146.9

Basic net income attributable to ATI per common share	$0.80	$0.72	$0.64	$2.21	$1.82

Diluted net income attributable to ATI per common share	$0.78	$0.70	$0.57	$2.16	$1.61

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This report includes financial performance measures that are not defined by GAAP, including Adjusted net income attributable to ATI, Adjusted EPS, Adjusted EBITDA, Segment EBITDA, Adjusted free cash flow and Managed working capital. The Company uses these non-GAAP financial measures to assist in assessing operating performance on a consistent basis across multiple reporting periods by removing the impact of special items, which can vary from period to period, that management does not believe are directly reflective of the Company’s core operations. The Company defines special items as significant non-recurring or non-operational charges or credits, restructuring and other charges/credits, gains or losses from the sale of accounts receivable, strike related costs, goodwill and long-lived asset impairments, debt extinguishment charges, pension remeasurement gains and losses, other postretirement/pension curtailment and settlement gains and losses, and gains or losses on sales of businesses.

Adjusted net income attributable to ATI and related Adjusted EPS are calculated by adjusting net income attributable to ATI for the tax-effected impact of special items. We define Adjusted EBITDA as net income, excluding net interest expense, income taxes, depreciation and amortization, and special items. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, corporate expenses, closed operations and other income (expense). Our methods of calculating Adjusted free cash flow and Managed working capital are discussed in greater detail below under the headings “Adjusted Free Cash Flow” and “Managed Working Capital,” respectively.

Management believes presenting these non-GAAP financial measures is useful to investors because it (1) provides investors with meaningful supplemental information regarding financial and operating performance by excluding certain items management believes do not directly impact the Company’s core operations, (2) permits investors to view performance using the same metrics that management uses to forecast, evaluate performance, and make operating and strategic decisions, and (3) provides additional information useful to investors on a period-to-period consistent basis that are commonly used to analyze companies’ operating performance. Management believes that consideration of these non-GAAP financial measures, together with our GAAP financial measures and the corresponding reconciliations, provides investors with additional understanding of the Company’s performance and trends that would be absent such disclosures.

Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following tables provide the calculation of the non-GAAP financial measures discussed in this press release:

Net Income Attributable to ATI

	Fiscal Quarter Ended
	September 28, 2025		June 29, 2025		September 29, 2024
		EPS		EPS		EPS

Net income attributable to ATI	$110.0	$0.78	$100.7	$0.70	$82.7	$0.57
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	12.9		7.4		4.3
Gain on sales of businesses (b)	(1.1)		—		—
Total pre-tax adjustments for special items	11.8	0.08	7.4	0.05	4.3	0.03

Income tax on adjustments for special items	(2.4)	(0.01)	(1.7)	(0.01)	(1.1)	—

Adjusted Net income attributable to ATI	$119.4	$0.85	$106.4	$0.74	$85.9	$0.60

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended
	September 28, 2025	June 29, 2025	September 29, 2024
Net income attributable to ATI	$110.0	$100.7	$82.7
Net income attributable to noncontrolling interests	3.6	3.3	3.9
Net income	113.6	104.0	86.6
(+) Depreciation and amortization	42.6	41.6	38.5
(+) Interest expense	26.1	25.4	28.0
(+) Income tax provision	31.0	29.3	28.3
EBITDA	213.3	200.3	181.4
Adjustments for special items, pre-tax:
(+) Restructuring and other charges (a)	12.9	7.4	4.3
(+) Gain on sales of businesses (b)	(1.1)	—	—
Adjusted EBITDA	225.1	207.7	185.7
(a) Third quarter 2025 includes pre-tax charges of $12.9 million consisting of $7.2 million of start-up and transaction-related costs, $3.6 million of transformation-related costs, and $2.5 million of losses on the sale of customer accounts receivable, partially offset by credits of $0.4 million due to a reduction in severance-related reserves. Second quarter 2025 includes pre-tax charges of $7.4 million consisting of $7.1 million of start-up and transaction-related costs and $1.6 million of losses on the sale of customer accounts receivable, partially offset by credits of $1.3 million due to a reduction in severance-related reserves. Third quarter 2024 includes pre-tax charges of $4.3 million primarily for start-up and transaction-related costs.
(b) Third quarter 2025 includes a $1.1 million gain on the sale of a non-core business previously reported in the HPMC segment.

Adjusted Free Cash Flow

Management utilizes a non-GAAP measure, Adjusted free cash flow, to assess the cash flow generation of the Company’s operations. Adjusted free cash flow is defined as the total cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

Management utilizes this measure to assess the cash flow generation performance of its business as it excludes cash contributions to the Company’s U.S. qualified benefit pension plan that are periodic rather than recurring. The impact of cash generated from the sale of assets and non-core businesses is included in the measure as the proceeds of such transactions are contemplated by Management in setting capital budgets to fund capital expenditures. Management believes this measure provides investors with additional meaningful insights as to the Company’s ability to generate cash in excess of operational and investing needs. Adjusted free cash flow is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest, tax, or other contractually required payments. Further, adjusted free cash flow should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Fiscal Quarter Ended		Fiscal Year-To-Date Period Ended
	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Cash provided by operating activities	$229.5	$24.0	$298.5	$26.3
Add back: Cash contributions to U.S. qualified defined benefit pension plan	—	—	—	—
Cash provided by operating activities excluding pension contributions	229.5	24.0	298.5	26.3
Cash used in investing activities	(29.8)	(61.1)	(149.0)	(178.2)
Adjusted Free Cash Flow	$199.7	$(37.1)	$149.5	$(151.9)

Managed Working Capital

As part of managing the performance of our business, we focus on Managed working capital, a non-GAAP financial measure that we define as gross accounts receivable, short-term contract assets and gross inventories, excluding the effects of reserves for uncollectible accounts receivable and inventory valuation reserves, less accounts payable and short-term contract liabilities. We assess Managed working capital performance as a percentage of the prior three months annualized sales. Managed working capital is not intended to replace working capital or other GAAP financial measures or to be used as a measure of liquidity.

Management believes this non-GAAP financial measure focuses on the assets and liabilities most closely attributable to our core operations, allowing Management to quantify and evaluate the asset intensity of our business. Further, Management believes this non-GAAP financial measure provides investors with additional insights into the Company’s effectiveness in balancing the need to maintain appropriate asset levels to support sales growth and operations while deploying our cash effectively. The December 29, 2024 amounts include management working capital balances that were classified as held for sale.

	September 28,	June 29,	December 29,
	2025	2025	2024

Accounts receivable	$709.9	$787.9	$709.2
Short-term contract assets	94.3	86.4	75.6
Inventory	1,405.6	1,412.6	1,353.0
Accounts payable	(493.5)	(532.3)	(609.1)
Short-term contract liabilities	(159.2)	(171.7)	(169.4)
Subtotal	1,557.1	1,582.9	1,359.3

Allowance for doubtful accounts	4.7	3.4	15.0
Inventory reserves	77.5	80.3	68.5
Net managed working capital held for sale	—	—	8.5
Managed working capital	$1,639.3	$1,666.6	$1,451.3

Annualized prior 3 months sales	$4,502.2	$4,561.4	$4,690.5

Managed working capital as a
% of annualized sales	36.4%	36.5%	30.9%

Change in managed working capital:
Year-to-date 2025	$188.0
Q3 2025	$(27.3)